Exhibit 99.1

FINAL: FOR RELEASE

NEW YORK & COMPANY, INC. ANNOUNCES FIRST QUARTER 2015 RESULTS

~ Comparable Store Sales Increased 1.8% ~

~ Omni-Channel Drives Significant eCommerce Growth ~

~ Introduces Q2 Guidance with Comparable Store Sales Increase and Earnings Growth ~

New York, New York — May 21, 2015 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 504 retail stores, today announced results for the first quarter ended May 2, 2015.

Gregory Scott, New York & Company’s CEO, stated:  “We were pleased to continue to gain traction on our key initiatives delivering increases in top line sales, positive comparable store sales and expansion of our gross margins.  While incremental investments impacted profitability for the quarter, we expect to be profitable in the second quarter bringing us to approximately breakeven for the first half of the year, on a non-GAAP basis.  We continue to see benefits from our initiatives which led to our fourth consecutive quarter of increased traffic and the expansion of our omni-channel capabilities giving us positive momentum as we enter the second quarter. “

First Quarter Fiscal Year 2015 Results: (13-weeks ended May 2, 2015 compared to the 13-weeks ended May 3, 2014)

•                  Net sales were $223.4 million, as compared to $219.6 million in the prior year.

•                  Comparable store sales increased 1.8%, following a decrease of 2.2% for the same period last year.

•                  Gross profit as a percentage of net sales increased 50 basis points versus the fiscal 2014 first quarter.

•                  Selling, general and administrative expenses were $68.5 million, as compared to $62.1 million in the prior year period.  Included in fiscal 2015 first quarter are $2.9 million of non-operating charges related primarily to the Company’s business process re-engineering project, and $2.1 million of increased marketing expenses, which are unique to the quarter and relate to a testing agenda to drive traffic, increase brand awareness and improve sales. In addition, on an ongoing basis, rent and depreciation expense has increased by $1.3 million related to the Company’s new corporate headquarters, and the Company has also experienced increases in variable distribution expenses associated with its growing eCommerce business, which were offset by the savings recognized as a result of the Company’s organizational realignment initiated in the third quarter of fiscal year 2014.

•                  GAAP operating loss was $4.2 million, as compared to the prior year’s first quarter GAAP breakeven operating income.  On a non-GAAP basis, excluding $2.9 million of non-operating charges, adjusted operating loss was $1.4 million.

•                  GAAP net loss for the first quarter of fiscal year 2015 was $4.7 million, or a loss of $0.07 per diluted share.  This compares to the prior year’s GAAP net loss of $0.3 million, or breakeven per diluted share.  On a non-GAAP basis, the Company’s adjusted net loss was $1.8 million, or a loss of $0.03 per diluted share.

Please refer to the “Reconciliation of GAAP to Non-GAAP Financial Measures” in Exhibit 4 of this press release, which delineates the non-operating charges for the first quarter of fiscal year 2015. There were no non-operating charges recorded during the first quarter of fiscal year 2014.

•                  Total quarter-end inventory increased 8.0%, as compared to the end of last year’s first quarter, which was slightly below the Company’s previously issued guidance on March 19, 2015.

•                  Capital spending for the first quarter of fiscal year 2015 was $6.7 million, as compared to $4.6 million in last year’s first quarter, primarily reflecting continued investments in the Company’s information technology infrastructure, including its omni-channel retail strategy, and the opening of new stores. The decrease in capital spending during the first quarter of fiscal year 2015, compared to the Company’s previously issued guidance, is primarily due to cost savings and modifications to the timing of the build-out of the Company’s new corporate headquarters and information technology projects.

•                  The Company opened 2 New York & Company stores, 3 Outlet stores, closed 5 stores, converted 9 New York & Company locations to Outlet stores, and remodeled 2 New York & Company stores during the first quarter, ending the fiscal quarter with 504 stores, including 74 Outlet stores, and 2.6 million selling square feet in operation.

•                  The Company ended the quarter with $48.4 million of cash-on-hand and no outstanding borrowings under its revolving credit facility, as compared to $47.5 million of cash-on-hand at the end of last year’s first quarter.

Outlook:

Regarding expectations for the second quarter of fiscal year 2015, the Company is providing the following guidance:

•                  Net sales and comparable store sales are expected to increase by a low single-digit percentage versus last year.

•                  Gross margin is expected to increase by 100-200 basis points from the prior year’s second quarter rate reflecting improved product costs and improved leverage of buying and occupancy costs, partially offset by increased shipping costs associated with the growing omni-channel business.

•                  Selling, general and administrative expenses are expected to be up approximately $5 million from last year reflecting non-operating charges of approximately $1 million, which are primarily comprised of consulting related expenses due to the continuation of the business process re-engineering project. The increase in selling, general and administrative expenses reflects investments in marketing, anticipated increases in performance-based compensation accruals as compared to last year, increased rent expense for the Company’s new corporate headquarters and higher depreciation resulting from the increase in information technology investments, partially offset by savings recognized as a result of the Company’s organizational realignment.  Selling, general and administrative expenses are expected to normalize during the second half of the year.

•                  On a non-GAAP basis, excluding the non-operating charges of $1 million, adjusted operating income is expected to be between $1 million and $2 million, reflecting an improvement from the prior year’s breakeven operating income.

Additional Outlook:

•                  The Company continues to work on the final phases of its business process re-engineering project, which it now expects to generate $20 million to $25 million in annualized savings once fully implemented.  These savings began during the first quarter of fiscal 2015 and are expected to build throughout the second half of the fiscal year with the full implementation completed during fiscal 2016.  The expected savings are anticipated to result in improvements in product cost and reductions of buying expenses, which are components of gross margin, as well as reductions in selling, general and administrative expenses; however, a portion of these savings are expected to be reinvested to fund growth and will be partially offset by the rent increase for the new corporate headquarters.

•                  Total inventory is expected to increase in the high single-digit range due to the acceleration of certain deliveries in the current year, as compared to the prior year which reflected late deliveries resulting from West Coast port delays. In addition to the changes in the timing of certain receipts, the Company is expected to increase inventory to support its growing eCommerce business and the Eva Mendes Collection.

•                  Capital expenditures for the second quarter of fiscal year 2015 are projected to be between $8 million and $10 million, as compared to $6.2 million of capital expenditures in the second quarter of last year. The increase includes the carryforward of $4.1 million in capital spending originally planned to be spent in 2014, which when combined with planned 2015 expenditures, results in the following:

•                  Real Estate capital expenditures of $4 million to $5 million primarily related to the opening of new stores and the remodeling existing locations;

•                  Investments of $3 million to $4 million in information technology and eCommerce; and

•                  Capital expenditures of approximately $1 million related to the Company’s build-out of its new corporate headquarters.

•                        Depreciation expense for the second quarter of fiscal year 2015 is estimated at $7 million.

•                        During the second quarter of fiscal year 2015, the Company expects to open approximately 2 new Outlet Stores, remodel 4 existing locations, and close 3 stores, ending the quarter with 503 stores, including 76 Outlet stores and 2.6 million selling square feet.  Capital spending for the full year 2015 is now estimated to be between $26 million and $28 million.

Conference Call Information

A conference call to discuss first quarter of fiscal year 2015 results is scheduled for today, Thursday, May 21, 2015 at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (888) 572-7033 and reference conference ID number 2502756 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at www.nyandcompany.com.  A replay of this call will be available at 7:30 p.m. Eastern Time on May 21, 2015, until 11:59 p.m. Eastern Time on May 28, 2015 and can be accessed by dialing (877) 870-5176 and entering conference ID number 2502756.

About New York & Company

New York & Company, Inc. is a specialty retailer of women’s fashion apparel and accessories, and the modern wear-to-work destination for women, providing perfectly fitting pants and NY Style that is feminine, polished, on-trend and versatile — all at compelling values. The Company’s proprietary branded New York & Company® merchandise is sold exclusively through its national network of retail stores and online at www.nyandcompany.com. The Company operates 504 stores in 43 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

Investor/Media Contact:

ICR, Inc.

203-682-8200

Investor: Allison Malkin

Forward-looking Statements

This press release contains certain forward looking statements, including statements made under “Outlook” and “Additional Outlook,” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Some of these statements can be identified by terms and phrases such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue,” “could,” “may,” “plan,” “project,” “predict,” and similar expressions and references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to: (i) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (ii) changes in the cost of raw materials, distribution services or labor; (iii) the potential for current economic conditions to negatively impact the Company’s merchandise vendors and their ability to deliver products; (iv) the Company’s ability to open and operate stores successfully; (v) seasonal fluctuations in the Company’s business; (vi) the Company’s ability to anticipate and respond to fashion trends; (vii) the Company’s dependence on mall traffic for its sales; (viii) competition in the Company’s market, including promotional and pricing competition; (ix) the Company’s ability to retain, recruit and train key personnel; (x) the Company’s reliance on third parties to manage some aspects of its business; (xi) the Company’s reliance on foreign sources of production; (xii) the Company’s ability to protect its trademarks and other intellectual property rights; (xiii) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xiv) the effects of government regulation; (xv) the control of the Company by its sponsors and any potential change of ownership of those sponsors; and (xvi) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward looking statements included in this press release to reflect any future events or circumstances.

Exhibit (1)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Three months ended May 2, 2015	% of net sales	Three months ended May 3, 2014	% of net sales
Net sales	$223,390	100.0%	$219,593	100.0%

Cost of goods sold, buying and occupancy costs	159,143	71.2%	157,389	71.7%

Gross profit	64,247	28.8%	62,204	28.3%

Selling, general and administrative expenses	68,492	30.7%	62,143	28.3%

Operating (loss) income	(4,245)	(1.9)%	61	—%

Interest expense, net of interest income	289	0.1%	84	—%

Loss before income taxes	(4,534)	(2.0)%	(23)	—%

Provision for income taxes	137	0.1%	259	0.1%

Net loss	$(4,671)	(2.1)%	$(282)	(0.1)%

Basic loss per share	$(0.07)		$(0.00)

Diluted loss per share	$(0.07)		$(0.00)

Weighted average shares outstanding:
Basic shares of common stock	62,983		62,638
Diluted shares of common stock	62,983		62,638

Selected operating data:
(Dollars in thousands, except square foot data)
Comparable store sales increase (decrease)	1.8%		(2.2)%
Net sales per average selling square foot (a)	$86		$83
Net sales per average store (b)	$443		$433
Average selling square footage per store (c)	5,155		5,193
Ending store count	504		506

(a)  Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.

(b)  Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.

(c)  Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (2)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(Amounts in thousands)	May 2, 2015	January 31, 2015	May 3, 2014
	(Unaudited)	(Audited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$48,407	$69,293	$47,486
Restricted cash	1,509	1,509	—
Accounts receivable	16,051	7,406	13,581
Income taxes receivable	73	99	99
Inventories, net	100,648	93,791	93,162
Prepaid expenses	19,991	20,581	21,059
Other current assets	1,277	1,121	1,237
Total current assets	187,956	193,800	176,624

Property and equipment, net	84,703	84,374	80,871
Intangible assets	14,879	14,879	14,879
Deferred income taxes	6,469	6,660	6,774
Other assets	2,259	2,167	1,034
Total assets	$296,266	$301,880	$280,182
Liabilities and stockholders’ equity
Current liabilities:
Current portion—long-term debt	$1,000	$1,000	$—
Accounts payable	82,141	86,481	72,686
Accrued expenses	54,776	52,418	42,704
Income taxes payable	737	710	648
Deferred income taxes	6,469	6,660	6,774
Total current liabilities	145,123	147,269	122,812

Long-term debt, net of current portion	13,500	13,750	—
Deferred rent	35,876	35,169	37,946
Other liabilities	6,306	6,333	5,169
Total liabilities	200,805	202,521	165,927

Total stockholders’ equity	95,461	99,359	114,255
Total liabilities and stockholders’ equity	$296,266	$301,880	$280,182

Exhibit (3)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)	Three months ended May 2, 2015	Three months ended May 3, 2014
	(Unaudited)	(Unaudited)
Operating activities
Net loss	$(4,671)	$(282)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,373	6,896
Loss from impairment charges	—	358
Amortization of deferred financing costs	45	30
Share-based compensation expense	943	1,266
Changes in operating assets and liabilities:
Accounts receivable	(8,645)	(6,555)
Income taxes receivable	26	—
Inventories, net	(6,857)	(9,683)
Prepaid expenses	590	82
Accounts payable	(4,340)	(3,188)
Accrued expenses	2,358	(4,176)
Income taxes payable	27	(427)
Deferred rent	707	(1,979)
Other assets and liabilities	(158)	(18)
Net cash used in operating activities	(13,602)	(17,676)

Investing activities
Capital expenditures	(6,700)	(4,571)
Net cash used in investing activities	(6,700)	(4,571)

Financing activities
Repayment of long-term debt	(250)	—
Proceeds from exercise of stock options	16	128
Shares withheld for payment of employee payroll taxes	(247)	(118)
Principal payments on capital lease obligation	(103)	—
Net cash (used in) provided by financing activities	(584)	10

Net decrease in cash and cash equivalents	(20,886)	(22,237)
Cash and cash equivalents at beginning of period	69,293	69,723
Cash and cash equivalents at end of period	$48,407	$47,486

Exhibit (4)

New York & Company, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

A reconciliation of the Company’s GAAP to non-GAAP selling, general, and administrative expenses, operating loss, net loss and loss per diluted share for the three months ended May 2, 2015 is indicated below. This information reflects, on a non-GAAP basis, the Company’s adjusted operating results after excluding certain non-operating charges consisting primarily of consulting fees incurred in connection with a business re-engineering program which was initiated during the third quarter of fiscal year 2014 and certain severance expenses. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding expenses that the Company believes are not indicative of the Company’s continuing operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, measures of financial performance prepared in accordance with GAAP. There were no non-operating charges recorded during the first quarter of fiscal year 2014.

	Three months ended May 2, 2015
(Amounts in thousands, except per share amounts)	Selling, general and administrative expenses	Operating loss	Net loss	Loss per diluted share

GAAP as reported	$68,492	$(4,245)	$(4,671)	$(0.07)
Adjustments affecting comparability
Consulting expense	2,456	2,456	2,456
Severance expense	724	724	724
Reduction of BHQ moving expenses	(313)	(313)	(313)
Total adjustments (1)	2,867	2,867	2,867	0.04
Non-GAAP as adjusted	$65,625	$(1,378)	$(1,804)	$(0.03)

(1)  The tax effect of $2.9 million of expenses, during the three months ended May 2, 2015, is offset by a full valuation allowance against deferred tax assets.